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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Owners
Beijing Sihitech Technology Co., Ltd.:

        We consent to the use of our report dated March 6, 2006, with respect to the consolidated balance sheet of Beijing Sihitech Technology Co., Ltd. and subsidiaries as of December 31, 2004 and the related consolidated statements of income, owners' equity, and cash flows for the years ended December 31, 2004 and 2003, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG Huazhen

Beijing, the People's Republic of China
October 31, 2006

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Consent of Independent Registered Public Accounting Firm